Exhibit 99.1

XO Group Reports Fourth Quarter and Full Year 2011 Financial Results

—2011 Full Year Revenue up 10%, Operating Profit up 51%, and Diluted EPS up 82% Compared to 2010—

Conference Call Today at 4:30 p.m. ET, Dial-In (866) 430-3457 (ID# 52414762)

NEW YORK--(BUSINESS WIRE)--February 16, 2012--XO Group Inc. (NYSE: XOXO, www.xogroupinc.com), formerly The Knot, Inc., the premier media and technology company devoted to weddings, pregnancy, and everything in between, today reported financial results for the three and twelve months ended December 31, 2011.

Fourth Quarter Summary Results

Total revenue for the fourth quarter was $31.0 million, up 12% compared to the prior year. The results were led by local online and magazine advertising which grew 27% and 18%, respectively, year over year. Registry commission revenue grew 15% in the three months ended December 2011 compared to the prior year period. Merchandise revenue increased 4% while national online advertising decreased 1% compared to the fourth quarter last year.

For the quarter ended December 31, 2011, the Company’s operating profit was $4.3 million compared to $2.7 million in the prior year quarter. The $1.6 million increase in operating profit was due to revenue growth which was partly offset by an increase in expenses including the start-up of Ijie.com in China, rent, and higher shipping and inventory costs for merchandise. Net income for the quarter was $2.5 million or $0.09 per diluted share, compared to $1.5 million or $0.04 per diluted share in the prior year quarter.

The Company’s balance sheet at December 31, 2011 reflects cash and cash equivalents of $77.4 million, down $6.6 million from $84.0 million at September 30, 2011. Cash declined during the fourth quarter primarily due to the repurchase of 1.3 million shares of common stock for $10.9 million and capital expenditures of $8.3 million, primarily related to the new office in New York which is before anticipated landlord reimbursements of approximately $5.1 million.

“We closed 2011 with strong results, particularly in our turnaround of the local business which achieved strong growth in 2011 with good momentum entering 2012. The trajectory of our local business has positioned the entire Company for continuing revenue growth with improving margins while we focus on building a more direct relationship with our devoted audience of brides, nesting couples and first time parents,” said David Liu, Chief Executive Officer.

Recent Developments

  Local advertising growth continued in the fourth quarter with ongoing strength across geographies and products. The Knot had more than 20,900 vendors at the close of the fourth quarter, and the churn rate was reduced to 29.1% at the end of December, down another 10 basis points from 29.2% at September 30, 2011. The average annual revenue per vendor was nearly $2,300, up 9.5% year over year (See Supplemental Tables, below).
  The local advertising group renewed a major media buy as one large national advertiser renewed its commitment to The Knot, buying approximately 1,200 local profiles to promote individual business owners through our local directories. The success of this program is encouraging, and we continue to speak to other large national and regional chains about promoting their locations in our local directories.
  In early December, the Company launched redesigns of the e-commerce sites (The Knot Wedding Shop and the WeddingChannel Store). The updates include new merchandising, upgraded navigation tools, live product personalization and improved functionality.
  In the fourth quarter, XO Group’s national advertising saw pullbacks and cancellations in the travel and home goods categories that were offset in part by strength from bridal advertisers in fashion and consumer packaged goods, particularly on The Bump and The Knot websites, as well as strong national advertising in The Knot magazine.
  Ijie.com, XO Group’s consumer business in China, announced a new partnership with MSN. Through this partnership, Ijie.com will be the exclusive wedding and lifestyle content provider of a co-branded “Fashionable Weddings” channel at MSN.Ijie.com. This follows last July’s announcement of a co-branded “Weddings” channel on SINA.com.
  Following the December completion of the Company’s prior $20 million authorization to repurchase shares of common stock, the Board of Directors authorized the repurchase of an additional $20 million of common stock. In the fourth quarter, XO Group repurchased 1.3 million shares of its stock in the open market for an aggregate purchase price of $10.9 million under these authorizations (See Supplemental Tables below).

Fourth Quarter and Full Year 2011 Financial Highlights

“In 2011, XO Group grew revenue and improved operating margins while investing in domestic and international growth initiatives. We repurchased 22% of our shares in 2011, with $18.9 million remaining in the most recent repurchase program authorized by the Board in December. We continue to invest in XO Group’s long term growth and improving operating leverage,” said Chief Financial Officer, John Mueller.

  For the three months ended December 31, 2011, XO Group reported revenue of $31.0 million, up 12.4% compared to revenue in the fourth quarter of 2010. Net income for the fourth quarter was $2.5 million, or $0.09 per diluted share, as compared with net income of $1.5 million, or $0.04 per diluted share, for the fourth quarter ended December 31, 2010.
  For the twelve months ended December 31, 2011, XO Group reported revenue of $124.3 million and net income of $6.0 million or $0.20 per diluted share. This compares to revenue of $112.9 million and net income of $3.7 million or $0.11 per diluted share for the full year 2010. Revenue growth was 10.1% and net income was up 63.9% in the full year 2011 while diluted earnings per share increased 81.8% compared to the full year 2010.
  National online revenue was $7.0 million for the three months ended December 31, 2011, declining 1.2% from $7.1 million for the corresponding period in 2010. National online revenue was $26.6 million for the twelve months ended December 31, 2011, up 8.3% compared to $24.6 million for the corresponding period in 2010.
  Local online revenue was $11.6 million for the quarter ended December 31, 2011, growing 26.5% over the $9.2 million for the fourth quarter of 2010. Local online revenue was $43.4 million for the twelve months ended December 31, 2011, up 21.2% compared to $35.9 million for the corresponding period in 2010.
  Merchandise revenue from the sale of wedding and baby supplies was $4.0 million and $25.4 million for the three and twelve months ended December 31, 2011, respectively, as compared to $3.8 million and $26.2 million for the corresponding periods in 2010. Revenue increased 4.4% in the fourth quarter 2011, although declined 3.1% for the full year, in each case compared to the corresponding periods in 2010.
  Registry commission revenue was $1.0 million in the fourth quarter of 2011, up from $0.9 million in the same period in 2010. For the full year 2011, registry revenue was $6.4 million compared with $6.7 million in 2010. The first four months of 2010 included business with Macy’s under the old “hosted” agreement prior to the transition to the new affiliate type commission agreement.
  Gross profit for the fourth quarter of 2011 was $25.3 million, up 11.0% year over year, and margin was 81.6% for the three months ended December 31, 2011, compared with 82.6% for the corresponding period in 2010. For the twelve months ended December 31, 2011, gross profit margin was 79.8% compared to 79.5% in the corresponding period in 2010.

  Operating expense was $21.0 million and $89.1 million for the three and twelve months ended December 31, 2011, respectively, compared with $20.0 million and $83.0 million for the corresponding periods in 2010. The $1.0 million and $6.1 million increases in operating expense, respectively, were due to increased compensation expense partially due to additional personnel for Ijie.com in China and increased sales performance. Other contributors include higher rent related to the new office space in New York and intangible asset impairment charges in the third quarter. In the fourth quarter and full year, XO Group incurred operating expenses of approximately $0.9 million and $3.7 million, respectively for Ijie.com.
  Stock-based compensation expense was $1.9 million and $5.9 million for the three and twelve months ended December 31, 2011, respectively, as compared to $0.9 million and $4.0 million for the corresponding periods in 2010.
  Net cash provided by operating activities was $24.1 million for the full year ended December 31, 2011, while capital expenditures amounted to $11.6 million for the same period, including approximately $8.3 million of leasehold improvements primarily for the new office space in New York, which is before anticipated landlord reimbursements of approximately $5.1 million.

Supplemental Data Tables

Gross Profit/Margin by Business
Three months ended December 31,	2011	2011	2010	2010
($000s)	Gross Profit	Gross Margin	Gross Profit	Gross Margin
Online sponsorship & advertising	$18,189	97.6%	$15,900	97.6%
Registry services	1,003	100.0%	875	100.0%
Merchandise	1,126	28.4%	1,760	46.3%
Publishing & other	4,932	67.3%	4,213	64.3%
Total gross profit	$25,250	81.6%	$22,748	82.6%

Stock Based Compensation
	Three Months ended Dec. 31		Full Year ended Dec. 31
($000s)	2011	2010	2011	2010
Product & content development	$679	$302	$2,102	$1,356
Sales & marketing	443	276	1,810	1,161
General & administrative	737	324	2,021	1,443
Total stock-based compensation	$1,859	$902	$5,933	$3,960

Local Online Advertising Metrics
	4Q2010	1Q2011	2Q2011	3Q2011	4Q2011
Profile Count	21,700	25,100	26,200	26,900	28,400
Vendor Count	17,700	19,100	20,000	20,500	20,900
Churn Rate	34.2%	31.5%	29.8%	29.2%	29.1%
Avg. Revenue/Vendor	$2,100	$2,200	$2,200	$2,200	$2,300

Stock Repurchase Program Summary Full Year 2011
($000s) Three Months Ended	Total Cost	Common Stock Repurchased (000s shares)	Percentage of Outstanding Common Stock At 12/31/2010
March 31, 2011	$37,670	3,672	10.7%
June 30, 2011	8,744	886	2.6%
September 30, 2011	13,796	1,558	4.5%
December 31, 2011	10,895	1,344	3.9%
Full year ended 12/31/11	71,105	7,460	21.8%
Remaining authorization	$18,895

Conference Call and Replay Information

XO Group Inc., formerly The Knot, Inc., will host a conference call with investors at 4:30 p.m. ET on February 16, 2012, to discuss its fourth quarter 2011 financial results. Participants should dial (866) 430-3457 and use Conference ID# 52414762 at least 10 minutes before the call is scheduled to begin. Participants can also access the live broadcast over the Internet on the Investor Relations section of the Company’s website, accessible at http://ir.xogroupinc.com. To access the webcast, participants should visit XO Group’s website at least 15 minutes prior to the conference call in order to download or install any necessary audio software.

A replay of the webcast will also be archived on the Company’s website approximately two hours after the conference call ends. A replay of the call will be available at (855) 859-2056 or (404) 537-3406, conference ID # 52414762.

About XO Group Inc.

XO Group Inc. (NYSE: XOXO; http://www.xogroupinc.com), formerly The Knot, Inc., is the premier media and technology company devoted to weddings, pregnancy and everything in between, providing young women with the trusted information, products and advice they need to guide them through the most transformative events of their lives. Our family of premium brands began with the #1 wedding brand, The Knot, and has grown to include WeddingChannel.com, The Nest, The Bump and Ijie.com. XO Group is recognized by the industry for being innovative in all media - from the web to social media and mobile, magazines and books, and video - and our groundbreaking social platforms have ignited passionate communities across the world. XO Group has leveraged its customer loyalty into successful businesses in online sponsorship and advertising, registry services, ecommerce and publishing. The company is publicly listed on the New York Stock Exchange (XOXO) and is headquartered in New York City.

This release may contain projections or other forward-looking statements regarding future events or our future financial performance. These statements are only predictions and reflect our current beliefs and expectations. Actual events or results may differ materially from those contained in the projections or forward-looking statements. It is routine for internal projections and expectations to change as the quarter progresses, and therefore it should be clearly understood that the internal projections and beliefs upon which we base our expectations may change prior to the end of the quarter. Although these expectations may change, we will not necessarily inform you if they do. Our policy is to provide expectations not more than once per quarter, and not to update that information until the next quarter. Some of the factors that could cause actual results to differ materially from the forward-looking statements contained herein include, without limitation, (i) our online wedding-related and other websites may fail to generate sufficient revenue to survive over the long term, (ii) our history of losses, (iii) inability to adjust spending quickly enough to offset any unexpected revenue shortfall, (iv) delays or cancellations in spending by our advertisers and sponsors, (v) the significant fluctuation to which our quarterly revenue and operating results are subject, (vi) the seasonality of the wedding industry, (vii) the dependence of our e-commerce sites on search engine rankings and the limits of our search engine optimization efforts to influence those rankings, (viii) the dependence of the WeddingChannel.com registry services business on third parties, and (ix) other factors detailed in documents we file from time to time with the Securities and Exchange Commission. Forward-looking statements in this release are made pursuant to the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

XO GROUP INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except for per share amounts)

	Three Months Ended December 31,
	2011 (Unaudited)	2010 (Unaudited)
Net revenue:
Online sponsorship and advertising	$18,642	$16,295
Registry services	1,003	876
Merchandise	3,970	3,803
Publishing and other	7,330	6,553
Total net revenue	30,945	27,527

Cost of revenue:
Online sponsorship and advertising	453	395
Merchandise	2,844	2,044
Publishing and other	2,398	2,341
Total cost of revenue	5,695	4,780

Gross profit	25,250	22,747

Operating expenses:
Product and content development	5,614	6,036
Sales and marketing	9,107	9,163
General and administrative	4,947	3,541
Depreciation and amortization	1,285	1,265
Total operating expenses	20,953	20,005

Income from operations	4,297	2,742
Loss in equity interest	-	(82)
Interest and other income, net	(313)	97
Income before income taxes	3,984	2,757
Provision for income taxes	1,468	1,243
Net income	2,516	1,514
Plus: net loss attributable to non-controlling interest	30	-
Net income attributable to XO Group Inc.	$2,546	$1,514

Net income per share attributable to XO Group Inc. common shareholders:
Basic	$0.10	$0.05
Diluted	$0.09	$0.04

Weighted average number of shares used in calculating net earnings per share
Basic	26,699	33,154
Diluted	27,227	33,906

XO GROUP INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except for share and per share amounts)

	Twelve Months Ended December 31,
	2011 (Unaudited)	2010
Net revenue:
Online sponsorship and advertising	$70,067	$60,441
Registry services	6,398	6,727
Merchandise	25,420	26,246
Publishing and other	22,372	19,467
Total net revenue	124,257	112,881

Cost of revenue:
Online sponsorship and advertising	2,104	1,695
Merchandise	15,661	14,282
Publishing and other	7,321	7,207
Total cost of revenue	25,086	23,184

Gross profit	99,171	89,697

Operating expenses:
Product and content development	24,276	22,812
Sales and marketing	38,738	35,489
General and administrative	20,660	19,518
Long-lived asset impairment charges	716	-
Depreciation and amortization	4,702	5,212
Total operating expenses	89,092	83,031

Income from operations	10,079	6,666
Loss in equity interest	(269)	(357)
Interest and other income, net	203	203
Income before income taxes	10,013	6,512
Provision for income taxes	4,025	2,858
Net income	5,988	3,654
Plus: net loss attributable to non-controlling interest	52	-
Net income attributable to XO Group Inc.	$6,040	$3,654

Net income per share attributable to XO Group Inc. common shareholders:
Basic	$0.21	$0.11
Diluted	$0.20	$0.11

Weighted average number of shares used in calculating net earnings per share
Basic	29,060	32,768
Diluted	29,692	33,660

XO GROUP INC.
CONSOLIDATED BALANCE SHEETS
(amounts in thousands)

	December 31,	December 31,
	2011	2010
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$77,376	$139,586
Accounts receivable, net	16,723	11,219
Inventories	3,591	3,735
Deferred production and marketing costs	1,050	1,059
Deferred tax assets, current portion	3,015	2,660
Other current assets	4,860	5,268
Total current assets	106,615	163,527

Long-term restricted cash	2,599	-
Property and equipment, net	13,535	5,642
Intangible assets, net	6,939	8,609
Goodwill	39,089	37,750
Deferred tax assets	15,605	18,775
Other assets	57	936
Total assets	$184,439	$235,239

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	$11,216	$10,389
Deferred revenue	13,745	11,291
Total current liabilities	24,961	21,680
Deferred tax liabilities	2,665	3,088
Other liabilities	5,934	95
Total liabilities	33,560	24,863

Common stock	276	343
Additional paid-in-capital	172,935	214,050
Accumulated deficit	(22,868)	(4,017)
Total stockholders’ equity	150,343	210,376
Non-controlling interest in subsidiary	536	-
Total equity	150,879	210,376
Total liabilities and equity	$184,439	$235,239

CONTACT:
XO Group Inc.
Malindi Davies, 212-219-8555 x1078
Investor Relations Manager
IR@xogrp.com